Exhibit 10.13

350 7th Ave, 2nd floor
New York, N.Y. 10001
www.augme.com

March 5, 2012

VIA EMAIL
jmdevlinjr@verizon.net

John M. Devlin, Jr.
30 Jericho Run
Washington Crossing, PA 18977

Subject: Membership on the Board of Directors of Augme Technologies, Inc.

Dear John:

Augme Technologies, Inc. (“Augme” or the “Company”) has previously awarded you the following warrants and stock options:

A.	Warrants:

Date of Grant	Amount	Strike Price	Vesting

May 21, 2009	300,000	$1.75	Vesting immediately
July 1, 2010	228,541	$1.00	½ Vesting upon issuance and remaining ½ after one year of issuance.
August 9, 2010	6,250	$1.25	Vesting immediately
November 30, 2010	152,361	$2.54	Vesting immediately
December 29, 2011	100,000	$2.15	1/36 monthly over a three year period

B.	Stock options:

Date of Grant	Amount	Strike Price	Vesting

June 8, 2010	100,000	$1.00	1/36 monthly over a three year period
Sept. 7, 2010	150,000	$1.47	1/36 monthly over a three year period
Nov. 30, 2010	6,000	$2.54	1/36 monthly over a three year period
Feb 28, 2011	6,000	$3.90	1/36 monthly over a three year period
May 31, 2011	6,000	$2.70	1/36 monthly over a three year period
Aug. 31, 2011	6,000	$3.12	1/36 monthly over a three year period
November 30, 2011	6,000	$1.69	1/36 monthly over a three year period
February 29, 2012	6,000	$2.01	1/36 monthly over a three year period

The Board also approved the following compensation package:

•	Option Vesting Acceleration

In the event of (A) a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock or similar securities held beneficially by you shall automatically become fully vested.  For purposes of definition, Control Change shall mean the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company shall have been acquired or beneficially owned by any person (other than Parties) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold; or (B) a transaction relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, then the remaining amount of unvested Warrants held by you shall be immediately vested according to the following terms;

Net Amount	Percentage of Remaining
Received Company	Warrants to be Vested

$10+ million	50%
$25+ million	100%

•
In the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Board you will receive a flat fee equal to one-half percent (0.5%) of the Aggregate Consideration of the net receivable by the Company’s shareholders exclusive of any associated costs or related expenses in connection with such Transaction (the “Transaction fee”).  For purposes of the previous sentence, (i) “Transaction” shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company’s business or assets is acquired in a sale or exchange of stock, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (ii) “Aggregate Consideration” shall mean (a) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (b) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction fee shall not be payable unless and until such a time as such options, warrants, or other securities result in consideration actually being received by the Company), plus (c) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction.

•
You will receive one-half percent (0.5%) Transaction Fee for your participation in the realization of the monetization of the Company’s intellectual property either through: a) a settlement agreement; b) license agreement (except for licenses entered into in the ordinary course of the Company’s business); or c) asset sale during the period of directorship and extending six months thereafter.

•
You will be entitled to reimbursement for reasonable out of pocket expenses related to your service for the Board, subject to the terms and conditions of the Company’s expense reimbursement policies, including the requirement that you provide an appropriate receipt for each expenditure for which reimbursement in sought.

* * *

This is an important time in the life of the Company and we hope you chose to accept this appointment.

Very Truly Yours,

/s/ Paul Arena
Paul Arena
Chairman of the Board of Directors
Augme Technologies, Inc.

ACCEPTED BY:

/s/ John M. Devlin, Jr.
John M. Devlin, Jr.

CC:	Board of Directors, Augme Technologies, Inc. Michelle Moukios, Director of Compliance